ARC Reports Results for First Quarter 2020

SAN RAMON, CA – (May 5, 2020) – ARC Document Solutions, Inc. (NYSE: ARC), a leading document solutions provider to design, engineering, construction, and facilities management professionals, today reported its financial results for the first quarter ended March 31, 2020.

Financial Highlights:
	Three Months Ended
	March 31,
(All dollar amounts in millions, except EPS)	2020	2019
Net Sales	$88.4	$97.1
Gross Margin	31.2%	31.6%
Net income attributable to ARC	$0.7	$0.6
Adjusted net income attributable to ARC	$1.2	$0.6
Earnings per share - Diluted	$0.02	$0.01
Adjusted earnings per share - Diluted	$0.03	$0.01
Cash provided by operating activities	$2.8	$2.7
EBITDA	$10.9	$10.6
Adjusted EBITDA	$11.4	$11.2
Capital Expenditures	$1.1	$3.2

Management Commentary:
“The actions we took last year to adapt to a transforming market drove a good start to the new year, and also put us in a good position to manage through the COVID-19 pandemic,” said Suri Suriyakumar, Chairman, President and CEO of ARC. “ARC is considered an essential business serving industries such as construction, utilities, healthcare and others, so all but five of our service centers have remained open throughout the pandemic. While business levels have been lower than normal since mid-March, we’ve responded with appropriate reductions in labor, wages and work hours, and have taken steps to preserve cash during this time of uncertainty.”

“The results of our efforts are reflected in our quarterly operating cash, earnings per share and EBITDA, all of which posted increases over last year,” said Mr. Suriyakumar. “The COVID-19 pandemic has not only underscored the success of our teams to manage the business under duress, but it has also showcased the commitment ARC has to the communities in which we work. We have supplied thousands of face shields of our own design to front-line workers in the fight against the coronavirus and provided personal protective equipment to every employee. I am very proud of our people’s performance during this time of crisis.”

“Taking immediate steps to manage our labor and inventory, negotiating rent deferrals and achieving relief from lessors have already provided significant operational savings, and helped us not only preserve our cash, but actually increase our cash balance in April,” said Jorge Avalos, Chief Financial Officer. “While our results speak for themselves in the first quarter, it has been our willingness to look for and capitalize on opportunities wherever they may occur that has kept us healthy and strong to date.”

2020 First Quarter Supplemental Information:
Net sales were $88.4 million, a 9.0% decrease compared to the first quarter of 2019.
The Company purchased 2.0 million of its own shares in the open market in the first quarter 2020 for $2.4 million. Further share repurchases have been suspended for the balance of the year due to the uncertainty surrounding the COVID-19 pandemic.
ARC’s second quarterly cash dividend of one cent was announced on February 14, 2020 with a record date of April 30, 2020, and a payment date of May 29, 2020. Further dividend payments have been suspended for the balance of the year due to the uncertainty surrounding the COVID-19 pandemic.
Days sales outstanding were 54 in Q1 2020 and 56 in Q1 2019.

Architectural, engineering, construction and building owner/operators (AEC/O) customers comprised approximately 75% of total net sales, while customers outside of construction made up approximately 25% of total net sales.

Total number of MPS locations at the end of the first quarter grew to approximately 10,950, a net gain of approximately 370 locations over Q1 2019.

Adjusted EBITDA excludes stock-based compensation expense.
Net Revenue

In millions	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Total Net Revenue	$88.4	$382.4	$92.3	$94.1	$98.9	$97.1
For the first quarter 2020, net revenue declined 9.0%, or $8.7 million, compared to the first quarter of 2019. Our Chinese Equipment and Supplies division accounted for $3.8 million of the revenue drop in the first quarter 2020.
Revenue by Business Lines

In millions	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019
CDIM	$49.2	$205.5	$49.8	$50.5	$54.4	$50.8
MPS	$27.3	$123.3	$30.2	$30.6	$31.6	$30.9
AIM	$3.6	$14.1	$3.7	$3.5	$3.6	$3.3
Equipment and supplies	$8.4	$39.5	$8.6	$9.5	$9.3	$12.1
For the first quarter 2020, construction document and information management (CDIM) sales declined 3.2% compared to prior year, primarily due to the effects of the COVID-19 pandemic. Declines in CDIM sales were driven by a lack of demand for traditional printing services, particularly in the construction space, offset partially by non-traditional printing services such as color imaging for health and safety signage, as well as retail, promotional and marketing projects.
For the first quarter 2020, managed print services (MPS) sales declined 11.6% compared to prior year. MPS sales declined due to decreases in print volumes at existing customer accounts as employees followed shelter-at-home orders late in March. Declines were partially offset by growth in new accounts acquired early in the quarter.
For the first quarter 2020, archiving and information management (AIM) sales increased 10.4% compared to prior year. Sales increases in AIM were driven by increased demand for archival and scanning services, as well as growth in our facilities management offering.
For the first quarter 2020, equipment and supplies sales declined 31.2% compared to prior year. Declines were driven primarily by constrained capital spending in China due to the early and prolonged effects of the pandemic and their effect on our Chinese joint venture.
Gross Profit

In millions unless otherwise indicated	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Gross Profit	$27.6	$125.2	$30.2	$30.4	$33.8	$30.7
Gross Margin	31.2%	32.7%	32.8%	32.3%	34.2%	31.6%
Gross profit in the first quarter 2020 declined 10.0% year-over-year, driven by lower sales volume. Gross profit margin decreased slightly by 0.4% despite $8.7 million in overall sales declines, due to aggressive cost management as the pandemic hit.
Selling, General and Administrative Expenses

In millions	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Selling, general and administrative expenses	$24.3	$107.3	$26.4	$26.0	$27.2	$27.6

Selling, general and administrative (SG&A) expenses in the first quarter 2020 declined 11.9% year-over-year. The decrease was due to cost saving activities in connection with the restructuring plan we initiated in the third quarter of 2019, as well as cost savings initiated in response to the current pandemic.
Net Income and Earnings Per Share

In millions unless otherwise indicated	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Net Income Attributable to ARC – GAAP	$0.7	$3.0	$0.8	$1.1	$0.5	$0.6
Adjusted Net Income Attributable to ARC	$1.2	$6.8	$1.4	$1.6	$3.1	$0.6

Earnings per share Attributable to ARC
Diluted EPS – GAAP	$0.02	$0.07	$0.02	$0.02	$0.01	$0.01
Adjusted Diluted EPS	$0.03	$0.15	$0.03	$0.04	$0.07	$0.01
Year-over-year increases in GAAP net income and adjusted net income attributable to ARC, as well as GAAP and adjusted EPS in 2020, were driven by a decline in selling, general and administrative expenses that offset the decrease in gross profit.
Cash Provided by Operating Activities

In millions	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019
Cash provided by operating activities	$2.8	$52.8	$23.0	$10.8	$16.3	$2.7
Cash provided by operating activities in the first quarter 2020 increased 4.1% year-over-year due to improved cash management in response to the COVID-19 pandemic, which included higher accounts receivable collections.
EBITDA

In millions	1Q 2020	FYE 2019	4Q 2019	3Q 2019	2Q 2019	1Q 2019
EBITDA	$10.9	$45.9	$10.3	$11.1	$13.8	$10.6
Adjusted EBITDA	$11.4	$49.4	$11.7	$12.1	$14.4	$11.2
Increases in EBITDA and adjusted EBITDA in the first quarter of 2020 were driven by higher net income and the results of our previously disclosed 2019 third quarter restructuring exercise.

Additional Information:

•	Cash & cash equivalents on the balance sheet in the first quarter 2020 were $38.2 million.

•
On December 17, 2019 the Company entered into an amendment to its Credit Agreement, initially dated as of November 20, 2014. The Amendment increases the maximum aggregate principal amount of revolving loans (“Revolving Loans”) under the Credit Agreement from $65 million to $80 million. Proceeds of a portion of the Revolving Loans available to be drawn under the Credit Agreement were used to fully repay the $49.5 million term loan that was outstanding under the Credit Agreement at the time of the amendment. The Company drew $15 million from the new revolving credit facility to hold in reserve during the pandemic.

•
Architectural, engineering, construction and building owner/operators (AEC/O) customers comprised approximately 75% of our total net sales, while customers outside of construction made up approximately 25% of our total net sales.

•	Total number of MPS locations at the end of the first quarter has grown to approximately 10,950, a net gain of approximately 370 locations over Q1 2019.

	Three Months Ended
	March 31,
Sales from Services and Product Lines as a Percentage of Net Sales	2020	2019
CDIM	55.6%	52.3%
MPS	30.9%	31.8%
AIM	4.1%	3.4%
Equipment and supplies sales	9.4%	12.5%
Outlook
Due to the economic uncertainty driven by the COVID-19 pandemic, ARC has withdrawn its forecast for 2020 until such time as more reliable indicators become available.
Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Tuesday, May 5, 2020, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results for the Company's 2020 first quarter. To access the live audio call, (877) 823-7014. International callers may join the conference by dialing (647) 689-4066. The conference code is 2548268. A live webcast will also be made available on the investor relations page of ARC Document Solution's website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.
About ARC Document Solutions (NYSE: ARC)
ARC provides a wide variety of document distribution and graphic production services to facilitate communication for professionals in the design, marketing, commercial real estate, construction and related fields. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, including forward-looking statements related to the impact of the COVID-19 pandemic on the Company’s operations. Words and phrases such as “forecast”, “outlook,” “manage through the pandemic,” “manage the business under duress,” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	March 31,	December 31,
Current assets:	2020	2019
Cash and cash equivalents	$38,210	$29,425
Accounts receivable, net of allowances for accounts receivable of $2,342 and $2,099	52,763	51,432
Inventory	12,819	13,936
Prepaid expenses	4,790	4,783
Other current assets	5,951	6,807
Total current assets	114,533	106,383
Property and equipment, net of accumulated depreciation of $214,908 and $210,849	68,750	70,334
Right-of-use assets from operating leases	41,962	41,238
Goodwill	121,051	121,051
Other intangible assets, net	1,363	1,996
Deferred income taxes	18,629	19,755
Other assets	2,421	2,400
Total assets	$368,709	$363,157
Current liabilities:
Accounts payable	$22,952	$23,231
Accrued payroll and payroll-related expenses	8,558	14,569
Accrued expenses	18,992	20,440
Current operating lease liabilities	10,885	11,060
Current portion of finance leases	17,364	17,075
Total current liabilities	78,751	86,375
Long-term operating lease liabilities	38,024	37,260
Long-term debt and finance leases	104,351	89,082
Other long-term liabilities	389	400
Total liabilities	221,515	213,117
Commitments and contingencies
Shareholders’ equity:
ARC Document Solutions, Inc. shareholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 49,517 and 49,189 shares issued and 43,469 and 45,228 shares outstanding	50	49
Additional paid-in capital	126,641	126,117
Retained earnings	32,225	31,969
Accumulated other comprehensive loss	(4,198)	(3,357)
	154,718	154,778
Less cost of common stock in treasury, 6,048 and 3,960 shares	13,842	11,410
Total ARC Document Solutions, Inc. shareholders’ equity	140,876	143,368
Noncontrolling interest	6,318	6,672
Total equity	147,194	150,040
Total liabilities and equity	$368,709	$363,157

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended
	March 31,
	2020	2019
Net sales	$88,425	$97,122
Cost of sales	60,828	66,447
Gross profit	27,597	30,675
Selling, general and administrative expenses	24,338	27,637
Amortization of intangible assets	597	895
Income from operations	2,662	2,143
Other income, net	(16)	(18)
Interest expense, net	1,109	1,430
Income before income tax provision	1,569	731
Income tax provision	1,107	284
Net income	462	447
Loss attributable to the noncontrolling interest	221	145
Net income attributable to ARC Document Solutions, Inc. shareholders	$683	$592
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01
Weighted average common shares outstanding:
Basic	43,676	45,118
Diluted	43,811	45,355

ARC Document Solutions, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities
Net income	$462	$447
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	266	232
Depreciation	7,407	7,423
Amortization of intangible assets	597	895
Amortization of deferred financing costs	16	55
Stock-based compensation	504	608
Deferred income taxes	751	175
Deferred tax valuation allowance	290	(8)
Other non-cash items, net	(18)	(60)
Changes in operating assets and liabilities:
Accounts receivable	(1,995)	(2,537)
Inventory	1,027	359
Prepaid expenses and other assets	3,404	1,798
Accounts payable and accrued expenses	(9,937)	(6,722)
Net cash provided by operating activities	2,774	2,665
Cash flows from investing activities
Capital expenditures	(1,121)	(3,196)
Other	73	166
Net cash used in investing activities	(1,048)	(3,030)
Cash flows from financing activities
Proceeds from issuance of common stock under Employee Stock Purchase Plan	20	50
Share repurchases	(2,432)	(66)
Contingent consideration on prior acquisitions	—	(3)
Payments on finance leases	(4,602)	(5,750)
Borrowings under revolving credit facilities	40,000	8,250
Payments under revolving credit facilities	(25,000)	(12,125)
Dividends paid	(443)	—
Net cash provided by (used in) financing activities	7,543	(9,644)
Effect of foreign currency translation on cash balances	(484)	(654)
Net change in cash and cash equivalents	8,785	(10,663)
Cash and cash equivalents at beginning of period	29,425	29,433
Cash and cash equivalents at end of period	$38,210	$18,770
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$5,353	$3,664
Operating lease obligations incurred	$3,498	$1,068

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2020	2019
CDIM	$49,160	$50,805
MPS	27,308	30,907
AIM	3,600	3,262
Equipment and supplies sales	8,357	12,148
Net sales	$88,425	$97,122

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2020	2019
Cash flows provided by operating activities	$2,774	$2,665
Changes in operating assets and liabilities	7,501	7,102
Non-cash expenses, including depreciation and amortization	(9,813)	(9,320)
Income tax provision	1,107	284
Interest expense, net	1,109	1,430
Loss attributable to the noncontrolling interest	221	145
Depreciation and amortization	8,004	8,318
EBITDA	10,903	10,624
Stock-based compensation	504	608
Adjusted EBITDA	$11,407	$11,232

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended
	March 31,
	2020	2019
Net income attributable to ARC Document Solutions, Inc.	$683	$592
Interest expense, net	1,109	1,430
Income tax provision	1,107	284
Depreciation and amortization	8,004	8,318
EBITDA	10,903	10,624
Stock-based compensation	504	608
Adjusted EBITDA	$11,407	$11,232
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC to unaudited adjusted net income attributable to ARC (In thousands, except per share data) (Unaudited)
	Three Months Ended
	March 31,
	2020	2019
Net income attributable to ARC Document Solutions, Inc.	$683	$592
Deferred tax valuation allowance and other discrete tax items	499	26
Adjusted net income attributable to ARC Document Solutions, Inc.	$1,182	$618

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01
Weighted average common shares outstanding:
Basic	43,676	45,118
Diluted	43,811	45,355

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.03	$0.01
Diluted	$0.03	$0.01
Weighted average common shares outstanding:
Basic	43,676	45,118
Diluted	43,811	45,355
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBITDA represents net income before interest, taxes, depreciation and amortization.
We have presented EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. We use EBITDA to compare the performance of our operating segments and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•	They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and related ratios only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three months ended March 31, 2020 and 2019 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. This presentation facilitates a meaningful comparison of our operating results for the three months ended March 31, 2020 and 2019.
We have presented adjusted EBITDA for the three months ended March 31, 2020 and 2019 to exclude stock-based compensation expense. The adjustment of EBITDA is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.